Exhibit (a)(5)(B)

Command Center Announces Final Results of its Tender Offer

DENVER, COLORADO – JULY 30, 2019 – Command Center, Inc. (Nasdaq: CCNI) (“Command Center” and/or the “Company”) today announced the final results of its previously announced tender offer (“Tender Offer”) to purchase up to 1,500,000 shares of its common stock, par value $0.001 per share (the “Shares”), at a purchase price of $6.00 per share. The Tender Offer expired at 12:00 midnight, New York City time, on Thursday, July 25, 2019.

Based on the final count by Continental Stock Transfer & Trust Company, the Depositary for the Tender Offer, the Company has accepted for purchase 1,394,821 Shares, for an aggregate cost of approximately $8.4 million, excluding fees and expenses relating to the Tender Offer. The Shares purchased represent approximately 9.6% of the Company’s common stock issued and outstanding as of July 29, 2019.

Following consummation of the Tender Offer, the Company has 13,071,846 Shares outstanding.

As noted in the offer to purchase relating to the Tender Offer, the Company may also purchase additional Shares in the future in the open market subject to market conditions. The Company may also purchase Shares in private transactions, tender offers, or otherwise. Under applicable securities laws, however, the Company may not purchase any Shares until after August 8, 2019. Any future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the results of the Tender Offer, results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors it deems relevant.

Questions concerning the Tender Offer may be directed at the information agent, InvestorCom LLC at (877) 972-0090 or email info@investor-com.com.

About Command Center, Inc.

Command Center and its subsidiary Hire Quest, LLC (“Hire Quest”) provide flexible on-demand employment solutions to businesses in the United States, primarily in the areas of construction, light industrial, manufacturing, hospitality and event services. Through more than 150 franchised and corporately-owned field offices in 32 states and the District of Columbia, the Company, through Hire Quest, provides employment annually for approximately 85,000 field team members working for thousands of clients. For more information about Command Center, go to www.commandonline.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause the actual results of the operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements include, but are not limited to the possibility that anticipated benefits from the acquisition of Hire Quest (the “Merger”) will not be realized, or will not be realized within the expected time period and the risk that the Company and Hire Quest businesses will not be integrated successfully and disruption from the Merger making it more difficult to maintain business and operational relationships . Further information on risks we face is contained in our filings with the SEC, including our Form 10-K for the fiscal year ended December 28, 2018, and in our SEC filings in connection with the Merger and the Tender Offer. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

Company Contact:

Command Center, Inc.

Cory Smith, CFO

866-464-5844

cory.smith@commandonline.com

Investor Relations Contact:
Hayden IR
Brett Maas
646-536-7331
brett@haydenir.com